Exhibit 10.3

Haymaker Sponsor II LLC

650 Fifth Avenue, Floor 10

New York, NY 10019

ARKO Holdings Ltd. 3 Hanechushet Street Building B, 3rd Floor Tel Aviv 6971068, Israel Attn: Irit Aviram (irita@arko-holdings.com)	September 8, 2020

Re:     Voting Support and Waiver

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in connection with that certain Business Combination Agreement (the “BCA”), entered into on the date hereof, by and among Haymaker Acquisition Corp. II, a Delaware corporation (“HYAC”), ARKO Corp. (“Parentco”), ARKO Holdings Ltd., a company organized under the Laws of the State of Israel (the “Company”), Punch US Sub, Inc., a Delaware corporation, and Punch Sub Ltd., a company organized under the Laws of the State of Israel, relating to the proposed business combination between the Company and HYAC. Unless otherwise defined herein, capitalized terms are used herein as defined in the BCA.

In order to induce the Company and HYAC to enter into the BCA and to proceed with the consummation of the transactions contemplated by the BCA (the “Transactions”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Haymaker Sponsor II LLC (the “Sponsor”) hereby agrees as follows:

1. The Sponsor hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Company or HYAC may reasonably request in connection therewith), at any meeting of the shareholders of HYAC, and in any action by written consent of the shareholders of the HYAC, to vote all of the Sponsor’s shares of Haymaker Common Stock (a) in favor of the approval and adoption of the BCA, the Transaction Documents, and the transactions contemplated by the BCA and the Transaction Documents, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the shareholders of HYAC, and (c) against any action, agreement or transaction (other than the BCA or the transactions contemplated thereby) or proposal that would reasonably be expected to (i) prevent or materially delay the transactions contemplated by the BCA or any Transaction Document or (ii) result in the failure of the transactions contemplated by the BCA to be consummated. The Sponsor acknowledges receipt and review of a copy of the BCA.

2. From the date hereof until the earlier of the Closing and the termination of the BCA in accordance with its terms, the Sponsor hereby agrees that it shall not, directly or indirectly, without the prior written consent of the Company (other than the transfer to any of Sponsor’s direct or indirect equityholders; provided that such transferee agrees, with respect to the shares of Haymaker Common Stock transferred to it, to be bound by the Sponsor’s voting obligation pursuant to Section 1 as if it were a party hereto), (a) sell, assign, transfer (including by operation of law), permit the creation of any lien, pledge, dispose of or otherwise encumber any of its shares of Haymaker Common Stock or otherwise agree to do any of the foregoing, (b) deposit any of its shares of Haymaker Common Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Letter Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its shares of Haymaker Common Stock, or (d) take any action that would have the effect of preventing or disabling the Sponsor from performing its obligations hereunder.

3. The Sponsor agrees that it shall not, directly or indirectly, including through any Representative, take any action in violation of Section 6.06(b) of the BCA.

4. The Sponsor hereby waives (for itself, for its successors, heirs and assigns and for all holders of Haymaker Class B Common Stock), the provisions of Section 4.3(b)(ii) of the Amended and Restated Certificate of Incorporation of HYAC, dated June 6, 2019, to have the shares of Haymaker Class B Common Stock convert to shares of Haymaker Class A Common Stock at a ratio of greater than one-for-one. The waiver specified in this paragraph 4 shall be applicable only in connection with the Transactions (and any issuances of shares of Haymaker Class A Common Stock, or equity linked securities issued by HYAC, in connection with the Transactions) and shall be void and of no force and effect if the BCA shall be terminated for any reason.

5. The Sponsor hereby agrees that it shall not convert any Sponsor loans to HYAC (“Working Capital Loans”) into Working Capital Warrants (as defined in the Haymaker Warrant Instrument). Instead, the Sponsor hereby agrees that any outstanding Working Capital Loans shall be repaid in cash.

6. Each of the Sponsor, Andrew R. Heyer, and Steven J. Heyer (each, a “Specified Holder”) hereby agrees, severally and not jointly, to vote, or cause to be voted, either directly or through any trust, limited liability company or other entity formed for estate planning purposes for the direct or indirect benefit of such Specified Holder or the immediate family of such Specified Holder, all shares of Parentco Common Stock owned beneficially or of record by such Specified Holder, or over which such Specified Holder maintains or has voting control, directly or indirectly, at any annual or special meeting of the stockholders of Parentco (including, if applicable, through the execution of one or more written consents if the stockholders of Parentco are requested to act through the execution of written consents), in favor of Arie Kotler in the event that he is a nominee for election to the board of directors of Parentco from the Closing until the seventh anniversary of the Closing. Notwithstanding the foregoing, with respect to each of Andrew R. Heyer and Steven J. Heyer, such Specified Holder’s obligations under this Section 6 (if they have not already terminated in accordance with the preceding provisions of this Section 6) shall terminate on the earlier of (a) such Specified Holder’s death or (b) first anniversary of the date that such Specified Holder ceases to be a member of the board of directors of Parentco (the “Parentco Board”); provided that, notwithstanding clause (b) of the preceding sentence, if the Extension Conditions are satisfied, Arie Kotler may, by written notice to such Specified Holder after such Specified Holder ceases to be a member of the Parentco Board but prior to the first anniversary of the date that such Specified Holder ceases to be a member of the Parentco Board, extend the obligations of such Specified Holder under this Section 6 until the seventh anniversary of the Closing; provided that any such extension shall terminate if the Extension Conditions cease to be satisfied. “Extension Conditions” means that the Company has an effective shelf registration statement available for use pursuant to which such Specified Holder is permitted to sell his shares of Parentco Common Stock.

7. The Sponsor hereby agrees that, immediately following the First Effective Time, the Sponsor shall automatically be deemed to irrevocably transfer to Parentco, surrender and forfeit for no consideration 1,000,000 shares of Parentco Common Stock and 2,000,000 Parentco Warrants (such shares of Parentco Common Stock and Parentco Warrants, collectively, the “Forfeited Securities”) and that from and after such time such Parentco Common Stock and Parentco Warrants shall be deemed to be cancelled and no longer outstanding. The Sponsor hereby acknowledges and agrees that pursuant to the First Merger, at the First Effective Time, the Haymaker Class B Common Stock shall be converted into the right to receive, in the aggregate, (x) 6,000,000 shares of Parentco Common Stock (a portion of which shall be transferred and forfeited in accordance with this Agreement) and (y) 4,000,000 Deferred Shares. The Sponsor further acknowledges and agrees that the terms and conditions of the Founder Deferred Shares (including the restrictions on transfer of any such Deferred Shares provided therein) are governed by Section 2.08 of the Business Combination Agreement and the Sponsor acknowledges and agrees to be bound by such terms and conditions.

8. This Letter Agreement and the obligations of the Sponsor and each other Specified Holder under this Letter Agreement shall automatically terminate upon the termination of the BCA in accordance with its terms. Upon termination, no party shall have any further obligations or liabilities under this Letter Agreement; provided, however, such termination shall not relieve any party from liability for any willful breach of this Letter Agreement occurring prior to termination.

9. This Letter Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Letter Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise).

10. This Letter Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Letter Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Letter Agreement. Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Letter Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

11. This Letter Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Letter Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Letter Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Letter Agreement or the Transactions may not be enforced in or by any of the above-named courts.

12. Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Letter Agreement.

13. This Letter Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Signature Pages Follow

HAYMAKER SPONSOR II LLC

By:	/s/ Andrew R. Heyer
Name: Andrew R. Heyer
Title: Managing Partner

Acknowledged and Agreed:

ARKO HOLDINGS LTD.

By:	/s/ Irit Aviram
Name: Irit Aviram
Title: VP, General Counsel

By:	/s/ Efrat Hybloom-Klein
Name: Efrat Hybloom-Klein
Title: CFO

Acknowledged and agreed, solely with respect to Section 6 through Section 12 hereof:

/s/ Andrew R. Heyer
Andrew R. Heyer

/s/ Steven J. Heyer
Steven J. Heyer

[Signature Page to Sponsor Support and Waiver Letter]